Exhibit 99.2

FOR IMMEDIATE RELEASE

Radius Contact:	3M Contact:
Nick Harvey	Mary Kokkinen
(617) 551-4704	(651) 733-8806

Radius, 3M Drug Delivery Systems Sign Development Agreement for

Transdermal Delivery of BA058 for Treatment of Osteoporosis

CAMBRIDGE, Mass., and ST. PAUL, Minn., May 24, 2011— Radius Health, Inc. (“Radius”) and 3M Drug Delivery Systems (“3M”) today announced an agreement to collaborate on the development of a transdermal delivery option of BA058, Radius’ novel, proprietary PTHrP (parathyroid hormone-related protein) analog, for the treatment of osteoporosis.

The BA058 Microneedle Patch will use 3M’s patented Microstructured Transdermal System microneedle technology to administer BA058 through the skin, as an alternative to subcutaneous injection. The BA058 patch is expected to combine the ease, convenience, and self-administration attributes of a transdermal patch with the speed and efficiency of a traditional injection. Terms of the agreement were not disclosed.

“Poor adherence to prescribed osteoporosis therapy is a common and serious problem. Patients who drop their treatment unknowingly place themselves at high risk of fracture, which exacts an enormous toll in terms of human and economic cost,” said C. Richard Lyttle, PhD, President and Chief Executive Officer of Radius. “By providing a more convenient treatment alternative to injection that can promote improved compliance, the BA058 Microneedle Patch will be well-positioned to drive expansion of the osteoporosis market.”

Radius’ BA058 Microneedle Patch product is currently undergoing Phase 1 clinical studies. The company’s recently concluded Phase 2 human testing of an injectable form of BA058 showed that BA058 significantly increased bone mineral density (BMD) at the lumbar spine and femoral neck (a common osteoporotic fracture site located in the hip joint) after six months of therapy, with greater BMD gains relative to Forteo®, the reference drug used in the study.

“We are pleased to partner with Radius, a company with deep domain expertise in osteoporosis,” said Jim Vaughan, Division Vice President and General Manager of 3M Drug Delivery Systems Division. “This collaboration continues the validation of 3M’s microneedle patch technology and provides an excellent example of how our technology adds value for promising new therapeutic agents. We look forward to merging 3M’s innovative microneedle technology with Radius’ promising bone-building agent to bring this important new therapy to market.”

About 3M Drug Delivery Systems (WWW.3M.COM/DDS)

3M Drug Delivery Systems partners with pharmaceutical and biotech companies to develop pharmaceuticals using 3M’s inhalation or transdermal drug delivery technology. 3M offers a full range of feasibility, development, and manufacturing capabilities combined with regulatory guidance to help bring products to market. In-house resources, including toxicology, regulatory expertise, quality assurance, operations, and marketed product support, are available for each step of the development and commercialization process. This depth of resources is one reason why more than 50 percent of all metered-dose inhalers worldwide and 80 percent of all transdermal systems in the United States utilize 3M drug delivery technology.

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovative company that never stops inventing. With $27 billion in sales, 3M employs about 80,000 people worldwide and has operations in more than 65 countries. For more information, visit www.3m.com or follow @3MNews on Twitter.

About Radius (WWW.RADIUSPHARM.COM)

Radius is a leading company developing a new generation of drug therapies for osteoporosis and women’s health. BA058, Radius’ novel, proprietary analog of PTHrP (parathyroid hormone-related protein), is in clinical development as a treatment for osteoporosis in two delivery options: BA058 Injection is a subcutaneous injection in Phase 3 clinical study; and the BA058 Microneedle Patch, currently in Phase 1 study, is a short wear-time, transdermal patch based on a microneedle technology from 3M Drug Delivery Systems that is intended to promote improved patient compliance and drive an expansion of the osteoporosis market. The company has a pipeline of additional drug candidate programs in earlier stages of development. Radius is located in Cambridge, Massachusetts.

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